SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                       ----------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12 (b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        ---------------------------------

                           WESTSIDE ENERGY CORPORATION
                 -----------------------------------------------
                 (Exact name of Registrant specified in charter)

               Nevada                                    88-0349241
           --------------                             ----------------
             (State of                                (I.R.S. Employer
           Incorporation)                                 I.D.#)

                        4400 Post Oak Parkway, Suite 2530
                              Houston, Texas 77027
                    (Address of Principal Executive Offices)
                    ---------------------------------------

Securities registered pursuant to Section 12(g) of the Act:

Title of each class                            Name of Each Exchange on which
being registered                               Each Class is to be Registered
----------------                               ------------------------------

Common Stock, par value $.01                   American Stock Exchange
per share,

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [ ]

Securities Act registration statement file number to which this form relates:
Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable



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Item 1.   Description of Registrant's Securities to be Registered:

General

         The Registrant's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value. As June 14, 2005, 17,286,887 shares of Common Stock were outstanding, and none of the shares of Preferred Stock were outstanding.

Common Stock.

         Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Registrant legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Registrant, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Registrant, including the liquidation preference of all classes of preferred stock of the Registrant, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Registrant, if any. Each share of Common Stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock.

         The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Registrant to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Registrant, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Registrant. Holders of Preferred

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Stock will not have preemptive rights to acquire any additional securities issued by the Registrant. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

Anti-Takeover Effect

         One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Registrant to render it more difficult or to discourage an attempt to obtain control of the Registrant by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Registrant's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Registrant, such shares could be issued by he Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Item 2.   Exhibits.

         1. Restated Articles of Incorporation of the Registrant is incorporated herein by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 (SEC File No. 0-49837), Exhibit 3.01.

         2. Bylaws of the Registrant is incorporated herein by reference from Registrant's Form 10-SB (SEC File No. 0-49837) filed with the SEC on May 28, 2002, Part III, Item 1, Exhibit 3.02.

         3. Specimen Common Stock Certificate is incorporated herein by reference from Pre-effective Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 333-120659) filed December 23, 2004,
Exhibit 4.01.

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            WESTSIDE ENERGY CORPORATION


June 15, 2005                               By:  /s/ Jimmy D. Wright
                                            ------------------------------------
                                            Jimmy D. Wright, President